Exhibit 99.1

Occam Networks Announces Record Date for Rights Offering

SANTA BARBARA, Calif. – December 6, 2005 – Occam Networks Inc. (OTCBB: OCCM), a supplier of innovative Ethernet and IP-based loop carrier equipment to telecommunications service providers worldwide, today announced that it has established a record date of December 26, 2005 for the determination of its stockholders entitled to receive rights to subscribe for shares of Occam’s Series A-2 preferred stock at a purchase price per share of $10.00. Each share of Series A-2 preferred stock issued will be initially convertible into shares of Occam’s common stock at a conversion price of $0.11, resulting in a conversion ratio of approximately 90.91 shares of common stock for each share of Series A-2 preferred stock issued.

Each subscription right will entitle the stockholder to subscribe for and purchase one share of Series A-2 preferred stock for each 109 shares of common stock held on the record date. Stockholders whose record holdings would not otherwise result in their receiving a subscription right to subscribe for at least 100 shares of Series A-2 preferred stock will receive the right to acquire such minimum. Any stockholder exercising subscription rights will be required to purchase at least 100 shares of Series A-2 preferred stock for a minimum investment of $1,000. The subscription rights will expire if not exercised on or prior to 5:00 p.m., New York City time, on February 1, 2006, unless Occam extends the time period of the rights offering. Subscription rights will not be transferable.

Occam has filed a registration statement covering these securities with the United States Securities and Exchange Commission, but the registration statement has not yet become effective. The securities described in this press release may not be sold nor may offers to buy be accepted prior to the time such registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Cautionary Note Concerning Forward Looking Statements

Portions of this press release contain forward looking statements regarding future events. These statements involve numerous risks and uncertainties, which could cause actual results or events to differ materially from any future results or events suggested in these forward-looking statements. These risks include, among others, the necessity to change the terms of the rights offering in order to comply with the rules and regulations of the United States Securities and Exchange Commission and the ability to consummate the proposed rights offering. Please refer to Occam’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings Occam makes with the SEC for additional factors that could cause actual results to differ materially from those contained in any forward-looking statements provided today.

About Occam Networks Inc.

Occam Networks Inc. develops and markets innovative Broadband Loop Carrier networking equipment that enable telephone companies to deliver voice, data and video services. Based on Ethernet and Internet Protocol (IP) technologies, Occam’s equipment allows telecommunications service providers to profitably deliver traditional phone services, as well as advanced voice-over-IP, residential and business broadband, and digital television services through a single, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

###

Contact:

Occam Networks Inc. Howard Bailey +1 805.692.2908 hbailey@occamnetworks.com	Connect Public Relations Spencer Parkinson +1 801.373.7888 spencerp@connectpr.com